Capital Income Builder
April 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$1,235,923
Class B	$3,894
Class C	$85,672
Class F-1	$71,378
Class F-2	$103,860
Total	$1,500,727
Class 529-A	$36,877
Class 529-B	$280
Class 529-C	$9,117
Class 529-E	$1,450
Class 529-F-1	$1,257
Class R-1	$1,953
Class R-2	$9,076
Class R-2E	$40
Class R-3	$15,586
Class R-4	$10,427
Class R-5	$7,430
Class R-5E*	$-
Class R-6	$105,848
Total	$199,341
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$1.0200
Class B	$0.7600
Class C	$0.7900
Class F-1	$1.0000
Class F-2	$1.0700
Class 529-A	$0.9900
Class 529-B	$0.7200
Class 529-C	$0.7700
Class 529-E	$0.9300
Class 529-F-1	$1.0500
Class R-1	$0.7900
Class R-2	$0.7900
Class R-2E	$1.0000
Class R-3	$0.9200
Class R-4	$1.0000
Class R-5	$1.0900
Class R-5E	$1.0700
Class R-6	$1.1000

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)
As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$8,259
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$3,756,688
D) Long - term debt securities including convertible debt	$16,270,528
E) Preferred, convertible preferred, and adjustable rate preferred stock	$272,973
F) Common Stock	$78,963,613
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$1,351,195
K) Receivables from affiliated persons	$0
L) Other receivables	$631,728
M) All other assets	$2,718
N) Total assets	$101,257,702
O) Payables for portfolio instruments purchased	$1,912,284
P) Amounts owed to affiliated persons	$50,378
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$109,953
S) Senior equity	$0
T) Net Assets of Common shareholders	$99,185,087
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	1,219,190
Class B	3,634
Class C	107,102
Class F-1	72,711
Class F-2	103,338
Total	1,505,975
Class 529-A	37,561
Class 529-B	306
Class 529-C	11,873
Class 529-E	1,566
Class 529-F-1	1,239
Class R-1	2,457
Class R-2	11,306
Class R-2E	85
Class R-3	17,129
Class R-4	10,624
Class R-5	7,036
Class R-5E*	-
Class R-6	102,362
Total	203,544
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$58.02
Class B	$58.23
Class C	$58.04
Class F-1	$58.02
Class F-2	$57.99
Class 529-A	$58.00
Class 529-B	$58.19
Class 529-C	$57.98
Class 529-E	$58.00
Class 529-F-1	$58.02
Class R-1	$58.00
Class R-2	$58.00
Class R-2E	$57.84
Class R-3	$58.01
Class R-4	$58.01
Class R-5	$58.04
Class R-5E	$57.99
Class R-6	$58.03
*Amount less than one thousand.